Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real San Diego, CA 92130=3002 o: 858-350-2300 f: 858-350-2399

Exhibit 5.1
May 25, 2021
NantHealth, Inc.
9920 Jefferson Blvd.
Culver City, California 90232

Re: Registration Statement on Form S-3

Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), filed by NantHealth, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration for resale pursuant to the Securities Act of 1933, as amended (the “Act”), of up to 25,337,835 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), and we have acted as counsel to the Company in connection with the filing by the Company with the Commission on May 25, 2021 of the Registration Statement.
With respect to the filing of the Registration Statement, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (d) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act, (e) that the Company’s board of directors has duly authorized the shares of the Company’s preferred stock, $0.0001 per share, from which the Shares may be issued, and (f) that the Company’s board of directors has approved and adopted a certificate of designation designating the rights, preferences and privileges of the Company’s preferred stock from which the Shares may be issued, and such certificate of designation has been filed with the office of the Delaware Secretary of State prior to the issuance of the Company’s preferred stock, if any.
Based on such examination and the above assumptions, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.
We express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America and the Delaware General Corporation Law, as such are in effect on the date hereof (including the statutory provisions and all applicable judicial decisions interpreting those laws).
AUSTIN BEIJING BOSTON BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO
SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

NantHealth, Inc.
May 25, 2021

We hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit.
*    *    *
Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation